CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to Registration Statement No. 2-49007 on Form N-1A of our reports dated November 29, 2010, relating to the financial statements and financial highlights of BlackRock Balanced Capital Fund, Inc. (the “Fund”), Master Total Return Portfolio of Master Bond LLC and Master Large Cap Core Portfolio of Master Large Cap Series LLC, appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2010. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Princeton, New Jersey
January 25, 2011